EXHIBIT 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Scott Youngstrom
Argot Partners	Chief Financial Officer
(212) 600-1902	EnteroMedics Inc.
eliza@argotpartners.com	(651) 634-3011
syoungstrom@vbloc.com

EnteroMedics Announces Closing of $19.0 Million

Underwritten Public Offering and Full Exercise of Over-allotment Option

Saint Paul, MN, January 23, 2017 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, announced the closing of an underwritten public offering of units for gross proceeds of $19.0 million, which includes the full exercise of the underwriters’ over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by EnteroMedics.

The offering comprised of Class A Units, priced at a public offering price of $5.31 per unit, with each unit consisting of one share of common stock and one five-year warrant (each, a “warrant”) to purchase one share of common stock with an exercise price of $5.84 per share, and Class B Units, priced at a public offering price of $1,000 per unit, with each unit comprised of one share of preferred stock, which is convertible into 188 shares of common stock, and warrants to purchase 188 shares of common stock. The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed priced and do not contain any variable pricing features nor any price based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to extent dividends are also paid on the common stock), liquidation preference or other preferences over common stock. The securities comprising the units are immediately separable and will be issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as sole book-running manager in connection with the offering.

A total of 751,412 shares of common stock, 12,531 shares of preferred stock convertible into 2,359,887 shares of common stock, and warrants to purchase 3,111,299 shares of common stock were issued in the offering. Additionally, the underwriters have exercised their over-allotment option to purchase 466,695 additional shares of common stock and warrants to purchase up to an additional 466,695 shares of common stock at the public offering price per share and warrant less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-213704), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on January 17, 2017.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering will be filed by EnteroMedics with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 570 Lexington Avenue, 11th Floor, New York, New York 10022, by calling (212) 409-2000.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the vBloc®System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ vBloc® System has received U.S. Food and Drug Administration approval and CE Mark.

Forward-Looking Statements

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our vBloc® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to regain and then maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our vBloc® System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our vBloc® System; physician adoption of our vBloc® System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.